CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Trustees and Shareholders
Putnam California Tax Exempt Income Fund and Putnam California Tax Exempt Money Market Fund:

We consent to the use of our report dated November 5, 2002, and November 1, 2002 incorporated in this Registration Statement by reference, for the Putnam California Tax Exempt Income Fund and Putnam California Money Market Fund, respectively, and to the references to our firm under the captions "Financial Highlights" in the prospectus and "INDEPENDENT ACCOUNTANTS AND FINANCIAL STATEMENTS" in the Statement of Additional Information.

                                                        KPMG LLP
Boston, Massachusetts
January 24, 2003